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                                                                   Exhibit 10.3e


                                                     [POLAROID LOGO]
                                                     Polaroid (Italia) S.P.A.
                                                     Via Piave, 1 1
                                                     21051 Arcisate (Varese)
                                                     0332 478.1
                                                     0332 478249 / Fax
                                                     www.polaroid.com



12 aprile 2004


Mr. Gianfranco Palma
Via G. Caccini 4
Milan, Italy.

         Re: EMPLOYMENT AGREEMENT

Dear Mr. Palma:

       With reference to our previous discussions, this is to set forth the terms of your employment by Polaroid Italia S.p.A. (hereinafter "Company") starting from the date and on the conditions hereinafter set forth:

1.     EMPLOYMENT DATE

       Your employment started on June 3, 1986, the purpose of this agreement is to set forth the terms and conditions of our relationship, in the light of the increased relevance of your role for our company and all the other companies of the Polaroid group.

2.     CATEGORY

       Dirigente ("Manager")

3.     JOB TITLE, DUTIES, REPORTING

       You shall continue to be a "Co-Direttore Generale" " (Co-General Manager) of our Company and in such capacity you shall continue to be responsible for pursuing the goals set by the Board of Directors and you shall follow the instructions and report to the Board and/or the Chairman of same and/or the Managing Director/s appointed by the Board, depending on the management structure and the organization from time to time established by the Board itself. As a Co-Direttore Generale you shall also be responsible for the daily management of the Company.

       Your position shall continue to imply that you may be appointed to corporate offices (e.g. director, managing director, chairman of the board of directors) in the Company and or other Polaroid Group Companies. "Polaroid Group Company", for the purposes of this Agreement, shall mean any company that directly or indirectly controls, is controlled by or is under the common control of Polaroid Corporation with main offices at Waltham, Massachusetts, pursuant to ARTICLE 2359 of the civil code.

       You hereby acknowledge that the compensation provided for under CLAUSE
       4.1 below has been negotiated also in order to compensate any services rendered by you in the above corporate offices and therefore that you shall not be entitled to any further or specific

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       compensation therefor.

       Your role has also acquired strategic relevance for the Polaroid Group and therefore, as Vice President, International and WorldWide Eyewear for the Polaroid Group, your responsibilities are for sales and marketing of the Polaroid's core business in Europe and Asia regions (all regions other than Americas region) as well as the worldwide sales and marketing of the Polaroid's Eyewear business.

       In your Vice-President role, in order to co-ordinate the activities of the Companies of our Group, from a functional point of view you shall make reference to the President and Chief Executive Officer of Polaroid.
       J. Michael Pocock currently holds such position.

4.     GROSS ANNUAL SALARY

       4.1  You will receive a gross annual compensation of E310,565.00
            (Three Hundred Ten Thousand, Five Hundred and Sixty Five Euro) divided into fourteen instalments, whose break-down, pursuant to and inclusive of all relevant provisions of law and the applicable NATIONAL LABOR COLLECTIVE AGREEMENT, will be detailed in the first pay slip.

            Your gross annual compensation will be subject to review every year; reviews shall take place in accordance with the Company's compensation policies for senior executives, as from time to time in force, it being understood that the Company will be under no obligation to increase your compensation, even if an increase has been previously consistently granted for a certain period of time.

       4.2 The portion of your wage that possibly exceeds the minimum salary as per the applicable NATIONAL LABOR COLLECTIVE AGREEMENT (inclusive of any mandatory amounts), and any wage increase which our Company may grant you at any time in the future (the total being the so called "SUPERMINIMO ASSORBIBILE") is to be considered as an advance on future increases of the minimum salary which may be agreed upon through collective Agreements and, therefore, any such increase of the minimum salary may be offset, at our sole discretion, against the above mentioned "superminimo assorbibile", provided however that such off-setting is not prevented by any contrary and mandatory provisions of law or of an applicable collective agreement.

       4.3 We shall have the right, at our discretion, to pay any amount due under this Agreement by means of direct payment at one of our offices or by means of bank or cashier's check, or bank or postal remittance to the account that you shall indicate to us.

       4.4 For any purposes provided for by the law, including those of mandatory provisions of law purporting to limit the right to cumulate pension payments with income from subordinate or autonomous work, you hereby state that you are not being currently paid any pension benefit and you undertake to immediately notify us of any pension benefit that you might be paid during your employment relationship with us.

5.     VARIABLE COMPENSATION

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       5.1  In addition to the fixed compensation under CLAUSE 4.1, we shall pay you a variable compensation, under the terms and conditions set forth in this Agreement and that we shall notify you by means of specific documents, each effective for the period specified in it. For example, the Polaroid Group Company's current annual bonus plan is the Polaroid Incentive Plan (the "PIP") for 2004 with an opportunity of 50% of the Executive's base salary for the year if the PIP meets its targets and 25% if the PIP meets its threshold requirements up to a maximum 62.5%.

       5.2 No Bonus shall be paid if you are no longer employed by us at the time of the payment of the bonus, notwithstanding the fact that our employment relationship covered the entire or part of the reference period for the calculation of the same. You must be employed with the Company at the time the Bonus is distributed to be entitled to any payment.

       5.3 A portion of your Bonus is also subject to the achievement of personal objectives that have been assigned to you. This portion of Bonus shall be paid based on your achievement of your personal objectives.

       5.4 The Bonus is always subject to the achievement of the Company's objectives and of Polaroid group's objectives, even if you have achieved or superseded the personal objectives, if any, assigned to you.

       5.5 The Bonus, if any, shall be inclusive of the 13th and 14th instalments pro-rata and shall not be deemed as part of your regular compensation; we reserve the right to interrupt the payment of any bonus even if a bonus has been previously consistently granted for a certain period of time.

       5.6 The variable compensation is already inclusive of the 13th and 14th instalments pro-rata and of any other possible amount/accrual due under the law and the applicable national labor collective agreement, and shall not be deemed a part of your regular compensation.

6.     PLACE OF WORK

       Your place of work shall be Arcisate, Italy where you have told us that, on the day when your employment shall be effective, as provided by previous ARTICLE 1, you shall reside or you shall be able to commute daily, from your place of residence, it being understood that we shall be under no obligation to pay you any indemnity for any relocation of your residence, nor any travelling expenses from your residence to your workplace.

       The Company has the right to assign you specific tasks that might require a temporary transfer or business trip elsewhere and due to the nature of your duties, you shall be required to travel extensively as a part of your ordinary performance. You agree that your current temporary assignment is with Polaroid Europe Sagl in Switzerland.

       We reserve the right to move you to any other location depending on our organizational requirements, with no prejudice for your rights under the law and the applicable NATIONAL LABOR COLLECTIVE AGREEMENT.

7.     CONFIDENTIALITY

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       Both during the term of this Agreement and thereafter, you shall not, without our prior written consent, communicate to any third party or otherwise disclose, or use to your own benefit, or for any purpose other than what necessary or appropriate to the effective and efficient discharge of your duties under this employment Agreement, any confidential information concerning our business or affairs and/or the business or affairs of any Polaroid Group Company; confidential information shall include, but shall not be limited to:

       o all types of information even those that do not concern the business organization or production methods;

       o information relating to Group Companies, and/or our suppliers, and/or our actual or potential customers;

       o information obtained by you from any source, while negotiating this Agreement, while performing it or after the termination of this Agreement but still in connection with the employment Agreement;

       exception only made for information which is already available to the general public.

8.     OWNERSHIP OF INTELLECTUAL PROPERTY

       With no prejudice for your rights based on mandatory provisions of law, given the fact that in your position you shall manage, organize, supervise and shall also directly carry out / and shall also be directly involved in those activities of ours aimed at the creation of copyright work, models, inventions, whether patentable or not, technical improvements, industrial processes and procedures, and in software localizations, adaptations, translations, software and software application solutions, (hereinafter jointly called "Inventions"), all such Inventions, insofar as made or developed during the term of this Agreement and in relation to the performance of it, shall be deemed acquired by us without the payment of any specific compensation therefor, in addition to the overall compensation provided for in the Agreement, which has been negotiated also taking into account this provision. You shall inform us of any and all such Inventions or developments immediately in writing and shall assist us in processing filings and/or formalizing in any way our rights on such Inventions (including, but not limited to, the filing of patent applications, any filings, the execution of formal assignment of rights deeds, the signature of any document and the performance of any activity that we may deem necessary or useful to secure any and all rights on such Inventions) in any Country.

9.     OTHER PROFESSIONAL ACTIVITIES

       During the term of this Agreement you shall devote your entire professional activity to the performance of this Agreement. Without our prior written authorization you may not, directly or indirectly, as proprietor, partner, shareholder, director, officer, employee, agent, consultant, or in any other capacity or manner whatsoever engage in any other business activities, whether or not the same are in competition with us.

10.    RESTRICTIVE COVENANTS

       10.1 During the period of your employment and for one year following your the termination, for any reason, of this Agreement, you shall be bound not to carry out and not to engage, directly or indirectly, as proprietor, partner, shareholder, director, employee, agent, consultant, or in any other capacity or manner, in any activity in competition with us; this covenant not to compete extends to the scope defined by the following limitations:

            o business activity: Photographic imaging and printing including but not limited to analog and digital imaging printing; and

            o geographical area: Geographical area shall include Northern Italy (i.e. including the Italian regions of Lombardia, Piemonte, Valle d'Aosta, Liguria, Trentino-Alto Adige, Veneto, Friuli-Venezia Giulia, Emilia Romagna); Switzerland; Germany; France and the United Kingdom.

       10.2 After the termination, for any reason, of this Agreement you shall neither recruit employees of the Company or employees of other Group Companies, nor solicit them to terminate their employment with us, whether or not for the purposes of hiring them.

       10.3 The duration of your obligations under CLAUSES 10.1 AND 10.2 shall be equal 1 (one) year after the termination of your employment. By way of example, if your employment with us lasts 5 (five) years, the non-compete obligations shall be 1 (one) years starting as of the termination of your employment.

       10.4 As a consideration for these undertakings, you shall be paid, throughout the duration of your employment (and hence to the exclusion of the duration of the obligations under CLAUSES 10.1 AND 10.2) the gross monthly amount of E443.64 (443.64 euro); in any event the total amount paid during the overall employment relationship shall not be less than E6,211 (6,211 euro) and therefore, if necessary, we shall pay you the balance after termination.

       10.5 You agree that any breach of CLAUSE 10.1 and/or any breach of CLAUSE
            10.2 would immediately and throughout the duration of the non compete provision cause irreparable damages to us and therefore you agree that we shall, under those circumstances, be entitled to obtain a Court's order for specific performance, as well as adequate injunctive relief ("provvedimento cautelare") or any other adequate judicial measure, to immediately stop such breach. You recognize also that this Agreement would by itself constitute sufficient and final Court evidence of the requirements necessary in order to obtain any of the above judicial measures, except for summary evidence concerning the carrying out of competing activity by you. The above with no prejudice for any other right that we may have as a consequence to said breach.

11.    EXPENSES AND COMPANY CAR

       We undertake to reimburse you on a monthly basis the expenses effectively incurred by you in carrying out your duties hereunder; the reimbursement shall take place in accordance with the Company's relevant policies as they shall from time to time be notified to you, and after receipt of your statement of expenses, duly documented in accordance with the tax provisions of Italian law on deductible expenses.

       We undertake furthermore to put at your disposal for the period of your employment, and until it is necessary for you to perform the obligations arising from it:

       o a car, that you shall be able to use also for private purposes and whose model you shall be able to choose, upon condition that it does not exceed our Company's relevant policies and procedures, as they shall from time to time be notified to you;

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       o    a cellular telephone and a portable computer for business purposes.

       When, under the law or under our employment contract, it is necessary to determine the value of any benefits and/or compensation in kind that we may grant you during our employment relationship, we shall calculate such value in accordance with the applicable legal criteria from time to time in force, concerning calculation of your income for tax purposes.

12     GENERAL PROVISIONS

       Any matter not provided for in this letter shall be governed by the applicable provisions of law and COLLECTIVE LABOR CONTRACTS FOR MANAGERS OF COMMERCIAL COMPANIES ("CONTRATTO COLLETTIVO PER I DIRIGENTI DI
       AZIENDE DEL TERZIARIO: DISTRIBUZIONE E SERVIZI") NEGOTIATED BY CONFCOMMERCIO. The purpose of this agreement is to set forth the entire terms and conditions of our employment and therefore, any previous documents must be interpreted in a way that is consistent with this document and does not exceed and deviate from the contents of this letter; in case any previous documents are inconsistent with this one, this one shall prevail as this is the common intent of the parties. It is however understood that the letter dated April 2004, and its renewals, shall continue to be effective until the expiry of the 24 months' term provided for in it; any extension or renewal of the assignment provided for in that letter shall be regulated by terms and conditions expressly agreed upon between the parties.

Kindly return the attached copy of this letter, duly signed for acceptance, duly initialled on each page, no later than April 12, 2004, at the end of which day, this offer shall expire.

Place and date:  Waltham, Massachusetts USA, April 9, 2004

POLAROID (Italia) S.p.a.


     /s/ William L. Flaherty
    ------------------------------------
By: William L. Flaherty
    Director


I declare that I have read, understood and that I accept all the terms, conditions, and clauses included in this employment contract, as well as in the following attachments:


Place and date:  Arcisate, April 9, 2004

/s/ Gianfranco Palma
-----------------------------
Gianfranco Palma

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I declare that I specifically approve the following clauses:

5 VARIABLE COMPENSATION (5.2 no bonus is due if you are no longer employed at the time of the payment; 5.3 no bonus is payable if personal objectives are not fully achieved; 5.4 bonus not payable if Polaroid group and Company's objectives are not fully achieved; 7 CONFIDENTIALITY (prohibition to use confidential information); 8. OWNERSHIP OF INTELLECTUAL PROPERTY (the Company becomes the owner of the title to Inventions); 9 OTHER PROFESSIONAL ACTIVITIES (prohibition to engage in other business activities); 10 RESTRICTIVE COVENANTS (10.1 prohibition of competition; 10.2 prohibition to recruit, solicit resignation by employees; 10.5 Company's right to obtain injunctive relief in case of breach of the restrictive covenants).

Place and date:  Arcisate, April 9, 2004

/s/ Gianfranco Palma
-----------------------------
Gianfranco Palma


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